Exhibit 10.39

SEVERANCE PAY AGREEMENT

This SEVERANCE PAY AGREEMENT ("Agreement"), effective as of February 20, 2012 (the "Effective Date"), by and between Tandy Brands Accessories, Inc., a Delaware corporation (the "Company"), and Robert J. McCarten (the "Executive"), evidences that;

WHEREAS, the Executive is a senior executive of the Company and has made and is expected to make or continue to make significant contributions to the strength of the Company;

WHEREAS, the Company wishes to encourage the Executive to remain with and devote full time and attention to the business affairs of the Company and wishes to provide income protection to the Executive for a period of time following the Executive’s termination of employment under certain circumstances; and

WHEREAS, this Agreement is not intended to alter the compensation and benefits which the Executive could reasonably expect to receive from the Company absent a termination of employment and, accordingly, although effective and binding as of the date hereof, this Agreement shall become operative only upon the occurrence of a termination of employment which satisfies the conditions of this Agreement;

NOW, THEREFORE, the Company and the Executive agree as follows:

1. Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)
“Base Pay” shall mean the Executive's annual fixed or base compensation as in effect on the Executive’s Termination Date (or, such amount as in effect on the July 1st immediately preceding the Executive’s Termination Date, if greater).

(b)	“Board” shall mean the Board of Directors of the Company.

(c)	“Cause” shall mean, with respect to the termination of the Executive’s employment with the Company (and all affiliates) each of the following events:

(i)
Executive's willful misconduct, malfeasance, negligence in the performance or intentional nonperformance (in either case continuing for 10 days after receipt of written notice of need to cure) of any of Executive's material duties and responsibilities;

(ii)	Executive's dishonesty or fraud with respect to the business, reputation or affairs of the Company;

(iii)	Executive’s misappropriation or embezzlement of funds or other property of the Company;

(iv)
Executive's conviction of a felony crime which, in the opinion of the Board, brings Executive or the Company into disrepute or causes harm to the Company’s business, customer relations, financial condition or prospects, and

(v)	Executive’s violation of any statutory or common law duty of loyalty to the Company.

(d)	"Change of Control" shall mean the effective date of the first to occur of the following events:

(i)
any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of the Company's common stock immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction;

(ii)
any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company;

(iii)	the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

(iv)
the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the "Continuing Directors") who (x) on the Effective Date were directors or (y) become directors after the Effective Date and whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors on the Effective Date or whose election or nomination for election was previously so approved;

(v)
the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act")) of an aggregate of 20% of the voting power of the Company's outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the 1934 Act) who beneficially owned less than 15% of the voting power of the Company's outstanding voting securities on the Effective Date, or the acquisition of beneficial ownership of an additional 5% of the voting power of the Company's outstanding voting securities by any person or group who beneficially owned at least 15% of the voting power of the Company's outstanding voting securities on the Effective Date, provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change of Control hereunder if the acquirer is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company, or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or

(vi)	in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

(e)
“Covered Period” shall be the period commencing on the Effective Date and ending on the earlier of the close of business on June 30, 2013 or the first anniversary of a Change of Control; provided, however, that (A) if the Executive ceases to be an employee of the Company (and all affiliates) for any reason other than a termination of employment described in Section 2 hereof, thereupon the Covered Period shall be deemed to have expired and this Agreement shall immediately terminate and be of no further effect and (B) commencing on June 30, 2013 and the last day of each of the Company's fiscal years commencing thereafter, the Covered Period shall automatically be extended for an additional one-year term unless, not later than ninety (90) calendar days prior to such June 30, the Company or the Executive shall have given notice that the Company or the Executive, as the case may be, does not wish to have the Covered Period extended.

(f)
“Executive Benefits” shall mean benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which senior executives of the Company participate generally, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, deferred compensation, incentive compensation, group and/or executive life, accident, health, dental, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, and other employee benefit policies, plans, programs or arrangements, whether now existing or subsequently adopted;

(g)	“Good Reason” shall mean any of the following conditions, which arises during the Covered Period without the consent of the Executive:

(i)	A material diminution in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position(s) which the Executive held with the Company;

(ii)	A material diminution in the Executive's Base Pay received from the Company;

(iii)	The Company requires that the principal place of work of the Executive be changed to any location which is in excess of fifty (50) miles from the Executive’s current principal place of work; and

(iv)
Any material breach of this Agreement by the Company (or any successor thereto), which shall include, but not be limited to a failure under Section 12(a) hereof or a breach by the Company of Section 13;

provided, the Executive delivers written notice to the Company within thirty (30) calendar days of the initial existence of the condition and the Company fails to remedy the condition within thirty (30) calendar days following receipt by the Company of such written notice.

(h)
“Incentive Pay” shall mean any annual bonus, incentive, profit-sharing performance, discretionary pay or similar policy, plan, program or arrangement of the Company which contemplates cash payments other than Executive Benefits, whether now existing or subsequently adopted.

(i)
“Termination Date” shall mean the date on which the parties reasonably anticipate that no further services would be performed by Executive for the Company (or any affiliate) which, with respect to a voluntary termination of employment by the Executive for Good Reason, shall be the day immediately following the expiration of the cure period described in Section 1(f) above.

2. Benefits Upon Severance.  Subject to the Executive’s satisfaction of the requirements of Section 3 below, the Executive shall be entitled to a severance benefit under the circumstances described in this Section 2.

(a)
Prior to Change of Control.  If, prior to a Change of Control, the Company shall involuntarily terminate the Executive's employment without Cause, the Company shall, except to the extent payment is required to be delayed in accordance with Section 4 hereof, pay to the Executive an amount equal to 9 months of the Executive’s Base Pay.  Such amount shall be paid to Executive monthly in accordance with the Company’s regular payroll practices. The initial payment shall be made as of the first payroll date coincident with or immediately following expiration of the 60-day period commencing on the day immediately following the Executive’s Termination Date. In addition, the Executive shall be entitled to any accrued vacation pay to the extent not theretofore paid, which shall be paid with the Executive’s final paycheck.  All such amounts shall be reduced by applicable withholding of all federal, state and local taxes.

(b)
Following Change of Control.  If, upon a Change of Control, or any time on or prior to the first anniversary of a Change of Control, the Company shall involuntarily terminate the Executive's employment without Cause, or if the Executive shall voluntarily terminate the Executive's employment for Good Reason, the Company shall, except to the extent payment is required to be delayed in accordance with Section 4 hereof, pay to the Executive an amount equal to 9 months of the Executive’s Base Pay.  In addition, the Company shall, except to the extent payment is required to be delayed in accordance with Section 4 hereof, pay to the Executive a pro rata amount of the Incentive Pay equal to the product of such Incentive Pay (based upon actual performance through the Executive’s Termination Date) and a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date and the denominator of which is 365.  The foregoing amounts shall be paid to Executive in a single lump sum on the 60th day following the Executive’s Termination Date.  The Executive shall also be entitled to any accrued vacation pay to the extent not theretofore paid, which shall be paid with the Executive’s final paycheck.  All such amounts shall be reduced by applicable withholding of all federal, state and local taxes.

3. Release of Claims.  Notwithstanding any provision of this Agreement to the contrary, the obligation of the Company to pay the Executive a severance benefit pursuant to Section 2 is conditioned upon (i) execution and delivery by the Executive to the Company of a release agreement in favor of the Company and its respective officers, directors, employees, agents and equity holders in respect of the Executive's employment with the Company and the termination thereof (the "Release"), and (ii) such Release, once executed by the Executive and delivered to the Company, becoming irrevocable and final under applicable law within sixty (60) days of the Executive's Termination Date.  Promptly following the Executive's termination, the Company shall deliver to him an execution-ready Release and, in the event that the Executive fails to deliver the executed Release to Company or the Executive delivers an executed Release but such Release does not become irrevocable and final under applicable law on or before the date on which such payment must be made under the provisions of Section 2, then the Executive shall forfeit the entire benefit provided thereunder.

4. Section 409A Compliance.  Notwithstanding any provision herein to the contrary, if and to the extent that any portion of the benefit payable to the Executive under Section 2 constitutes a payment pursuant to a "nonqualified deferred compensation plan" (as such term is defined under Section 409A(d)(1) of the Code) and, as of the Executive’s Termination Date, the Executive is a "specified employee" (as such term is defined under Section 409A(a)(2)(B)(i) of the Code), then the Company shall delay making such payments until the first day of the seventh calendar month following the Executive's Termination Date or, if earlier, the date of the Executive's death.

5. Employee Benefits.  This Agreement shall not affect any rights which the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing other benefits, which rights shall be governed by the terms thereof, unless and to the extent otherwise specifically provided under this Agreement.  If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to any benefit under Section 2 hereof, the Company shall have no further obligation or liability to the Executive hereunder with respect to the Executive's prior or any future employment by the Company.

6. No Right of Set-Off.  There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to the Executive provided for in this Agreement.

7. No Mitigation Obligation.  The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the Termination Date.  Accordingly, the parties hereto expressly agree that the payment of the severance benefit by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

8. Restrictive Covenants.

(a) Confidential Information.  The Executive acknowledges and the Company agrees that it has and shall continue to provide to Executive, both prior to and during the Covered Period, information regarding the Company's methods of business, and was also provided with, and had access to, other Confidential Information.  "Confidential Information" includes, but is not limited to, customer lists, customer information, business plans, marketing plans, cost information, sourcing information, compensation figures, product pricing information, product design specification, future business plans, any and all documents, memoranda, records and files, correspondence, notes, specifications, and plans, policies and procedures, computer programs, software, and other proprietary data of whatever type or nature.  The Executive understands that this Confidential Information is in the nature of a trade secret, and is the sole property of Company.  The Executive promises and agrees that he will not directly or indirectly, use for his benefit, use to the injury of Company, or divulge to persons other than authorized representatives of Company, any Confidential Information of the Company.

(b) Non-Solicitation.  The Executive understands and agrees that he will not solicit or hire, directly or indirectly, any individual employed by the Company, or any individual who worked for the Company during the previous twelve (12) months, for a period of twelve (12) months following the Executive's Termination Date.

9. Legal Fees and Expenses.  It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of the Executive's rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder.  Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive's choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the litigation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction.  Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel (other than Winstead PC), and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel.  The Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by the Executive as a result of the Company's failure to perform this Agreement or any provision thereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision thereof as aforesaid.  Expenses paid or reimbursed pursuant to this Section 9 during any calendar year may not affect the expenses eligible for reimbursement in any other calendar year.  Reimbursements of such expenses will be made within sixty (60) days of the date on which the Executive submits proper substantiation for the expense, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred.  The Executive's right to reimbursement of expenses and fees hereunder is not subject to liquidation or exchange for another benefit.

10. Employment Rights.  Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to or following any Change of Control; provided, however, that any termination of employment of the Executive or removal of the Executive as an officer of the Company following the commencement of any discussion with a third person that ultimately results in a Change of Control shall be deemed to be a termination or removal of the Executive after a Change of Control for purposes of this Agreement.

11. Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

12. Successors and Binding Agreement.

(a)
Assumption by Successor.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.  The

Company’s failure to perform its obligation under this Section 12(a) shall be deemed a material breach of this Agreement.

(b)
Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement).  This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(c)
Nonassignability of Benefit.  Without limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(d)
Adequate Remedy.  The Company and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

13. Illegal Acts.  The Company shall not require or request that the Executive perform, directly or indirectly, any act of fraud, embezzlement, theft, or other illegal act in connection with the Executive's duties or in the course of the Executive's employment with the Company.

14. Applicable Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUSIVE OF CONFLICTS OF LAW PRINCIPLES) AND THE LAWS OF THE UNITED STATES OF AMERICA AND WILL, TO THE MAXIMUM EXTENT PRACTICABLE, BE DEEMED TO CALL FOR PERFORMANCE IN DALLAS COUNTY, TEXAS.  COURTS WITHIN THE STATE OF TEXAS WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT.  THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS.  VENUE IN ANY SUCH DISPUTE, WHETHER IN FEDERAL OR STATE COURT, WILL BE LAID IN DALLAS COUNTY, TEXAS. EACH OF THE PARTIES HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY'S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

15. Notices.  All notices, demands, requests or other communications that may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement will be in writing and will be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or facsimile transmission addressed as follows:

If to the Company:	Tandy Brands Accessories, Inc.
3631 W. Davis Street, Suite # A Dallas, Texas 75225 Facsimile Transmission No.: (214) 330-6640 Attn: Chief Executive Officer

with a copy (which will
not constitute notice) to:	Winstead PC
5400Renaissance Tower Facsimile Transmission No.: (214) 745-5390 Attn: Christopher D. Williams

If to the Executive:	Robert J. McCarten

Facsimile Transmission No.:

with a copy (which will not constitute notice) to:

Facsimile Transmission No.:
Attn:

Either party may designate by written notice a new address to which any notice, demand, request or communication may thereafter be given, served or sent.  Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above will be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile transmission) the answer back being deemed conclusive evidence of such delivery or at such time as delivery is refused by the addressee upon presentation.

16. Gender.  Words of any gender used in this Agreement will be held and construed to include any other gender, and words in the singular number will be held to include the plural, unless the context otherwise requires.

17. Amendment.  This Agreement may not be amended or supplemented except pursuant to a written instrument signed by the party against whom such amendment or supplement is to be enforced.  Nothing contained in this Agreement will be deemed to create any agency, joint venture, partnership or similar relationship between the parties to this Agreement.  Nothing contained in this Agreement will be deemed to authorize either party to this Agreement to bind or obligate the other party.

18. Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original and all of which will be deemed to be a single agreement.  This Agreement will be considered fully executed when all parties have executed an identical counterpart, notwithstanding that all signatures may not appear on the same counterpart.

19. Severability.  If any of the provisions of this Agreement are determined to be invalid or unenforceable, such invalidity or unenforceability will not invalidate or render unenforceable the remainder of this Agreement, but rather the entire Agreement will be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties will be construed and enforced accordingly.  The parties acknowledge that if any provision of this Agreement is determined to be invalid or unenforceable, it is their desire and intention that such provision be reformed and construed in such manner that it will, to the maximum extent practicable, be deemed to be valid and enforceable.

20. Third Parties.  Except as expressly set forth or referred to in this Agreement, nothing in this Agreement is intended or will be construed to confer upon or give to any party other than the parties to this Agreement and their successors and permitted assigns, if any, any rights or remedies under or by reason of this Agreement.

21. Waiver.  No failure or delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise or the exercise of any other right.

22. Ambiguity.  To the extent an ambiguity exists under this Agreement, the parties shall interpret the Agreement in a manner necessary to avoid the imposition of penalties under Section 409A of the Code.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY: TANDY BRANDS ACCESSORIES, INC.

By:
Name: N. Roderick McGeachy Title: Chief Executive Officer

EXECUTIVE:

Name:	Robert J. McCarten
Date Signed: